Exhibit 77D for 11/30/2007 Form N-SAR: Policies with respect to security investments

Energy Income and Growth Fund

The Fund may invest up to 15% of its Managed Assets in non-U.S securities as well as hedge the currency risk of the non-U.S.
securities using derivative instruments. This policy will become effective on or about April 1, 2008.